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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                       FIRST CENTRAL FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE, May 21,1997:

                       FIRST CENTRAL FINANCIAL CORPORATION
                   ENTERS LETTER OF INTENT FOR SALE OF CONTROL
                                   OF COMPANY

                  NEW YORK, NEW YORK, May 21, 1997 - First Central Financial Corporation of Lynbrook, New York (AMEX: FCC) announced today that it has signed a letter of intent to negotiate the sale of shares of common stock and warrants to a group of investors led by Connor Clark Ltd. of Toronto, Canada.
Consummation of this transaction is subject to additional due diligence, approval of the Board of Directors of both parties, approval of the shareholders of First Central Financial Corporation, certain regulatory approvals and the execution of a definitive Purchase Agreement.

                  If consummated, the net proceeds of this transaction would be applied to recapitalize First Central Financial Corporation and First Central Insurance Company, a wholly owned subsidiary of FCC, to a level that meets the requirements of all relevant regulatory authorities and rating agencies.

                  The ultimate purchase price will be related to First Central Financial Corporation's book value at or near the closing date, after a number of adjustments. The transaction contemplates the issuance of shares of common stock and warrants. A minimum of $14,000,000 will be derived from the sale of such number of shares of common stock as are issuable at the final purchase price. As a result of the transaction, Connor Clark Ltd., along with the minority investors in the proposed new issue, will acquire a controlling interest in First Central Financial Corporation.

                  The closing of the proposed transaction is expected to occur in September 1997.

                  CONTACT: Joan Locascio, Chief Financial Officer Vincent Esposito, Controller
                             (516) 593-7070